SHARED TECHNOLOGIES CELLULAR, INC. AND SUBSIDIARIES


        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE (ITEM 8)




                                                                         PAGE

FINANCIAL STATEMENTS:
   Independent Auditors' Report                                           F-2

   Consolidated Balance Sheets                                            F-3

   Consolidated Statements of Operations                                  F-4

   Consolidated Statements of Stockholders' Equity                        F-5

   Consolidated Statements of Cash Flows                                F-6-7

   Notes to Consolidated Financial Statements                          F-8-20

FINANCIAL STATEMENT SCHEDULE:
   Schedule VIII - Valuation and Qualifying Accounts for the
    Years Ended December 31, 1995, 1994 and 1993                          S-1




NOTE:
(a)   All other schedules are not submitted because they are not applicable, not
      required  or  because  the  required   information   is  included  in  the
      consolidated financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of Shared Technologies Cellular, Inc.


We have audited the accompanying consolidated balance sheets of Shared Technologies Cellular, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shared Technologies Cellular, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index on Page F-1 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                                 ROTHSTEIN, KASS & COMPANY, P.C.



Roseland, New Jersey
March 6, 1996

               SHARED TECHNOLOGIES CELLULAR, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994

                                                                                                  1995              1994
                                                                                          ---------------  --------------
                                     ASSETS
Current assets:
   Cash                                                                                   $     2,541,827  $       10,233
   Accounts receivable, less allowance for doubtful
    accounts of $684,875 in 1995 and $242,680 in 1994                                           1,172,671       1,354,289
   Carrier commissions receivable, less unearned income                                           452,610
   Inventories                                                                                     49,076          30,701
   Note receivable                                                                                 59,136          32,546
   Prepaid expenses and other current assets                                                      471,356         100,048
   Receivable due from sale of assets                                                           1,077,856
                                                                                          ---------------  --------------
           Total current assets                                                                 5,824,532       1,527,817
                                                                                          ---------------  --------------
Telecommunications and office equipment, less
   accumulated depreciation                                                                     2,157,685         995,909
                                                                                          ---------------  --------------
Other assets:
   Intangible assets, less accumulated amortization                                             6,129,101       2,396,119
   Deferred registration costs                                                                                    182,135
   Deposits                                                                                       142,080          89,559
   Note receivable, net of current portion                                                        124,407         169,487
   Due from affiliate                                                                                              90,796
                                                                                          ---------------  --------------
                                                                                                6,395,588       2,928,096
                                                                                          ---------------  --------------
                                                                                          $    14,377,805  $    5,451,822
                                                                                          ===============  ==============
                                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Note payable                                                                           $       400,000  $
   Accounts payable and other current liabilities                                               5,838,718       2,422,345
   Commissions payable                                                                            452,611
   Due to parent                                                                                  984,592
   Advance billings                                                                                                26,128
                                                                                          ---------------  --------------
           Total current liabilities                                                            7,675,921       2,448,473
                                                                                          ---------------  --------------
Note payable, less current portion                                                              1,600,000
Due to parent                                                                             ---------------  --------------
                                                                                                                2,434,137
Commitments and contingencies                                                             ---------------  --------------
Stockholders' equity:
   Preferred stock, $.01 par value, Series A Convertible,
    authorized, issued and outstanding 300,000 shares                                               3,000
   Common stock, $.01 par value, authorized 10,000,000
    shares, issued and outstanding 3,089,189 shares in
    1995 and 2,070,570 shares in 1994                                                              30,892          20,706
   Common stock subscription                                                                        5,000           5,000
   Capital in excess of par value                                                               9,172,583       1,804,636
   Accumulated deficit                                                                         (4,104,591)     (1,256,130)
   Note receivable arising from stock purchase agreement                                           (5,000)         (5,000)
                                                                                          ---------------  --------------
           Total stockholders' equity                                                           5,101,884         569,212
                                                                                          ---------------  --------------
                                                                                          $    14,377,805  $    5,451,822
                                                                                          ===============  ==============

          See accompanying notes to consolidated financial statements

               SHARED TECHNOLOGIES CELLULAR, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1995, 1994 and 1993


                                                                             1995                 1994               1993
                                                                 -------------------   ------------------   ---------------

Revenues                                                            $    13,613,161       $    10,217,300   $     2,199,727

Cost of revenues                                                          8,587,272             5,293,845         1,604,040
                                                                 -------------------    ------------------  ----------------

Gross margin                                                              5,025,889             4,923,455           595,687

Selling, general and administrative
 expenses                                                                 8,015,184             4,272,786         1,462,548
                                                                 ------------------    ------------------  ----------------

Income (loss) from operations                                            (2,989,295)              650,669          (866,861)
                                                                 ------------------    ------------------  ----------------

Other income (expense):
   Interest income (expense), net                                          (136,395)              (48,659)            7,429
   Gain on sale of assets                                                   689,480
   Loss on discontinued affiliate                                          (364,327)
                                                                 ------------------    ------------------  ----------------
                                                                            188,758               (48,659)            7,429
                                                                 ------------------    ------------------  ----------------

Net income (loss) before income taxes                                    (2,800,537)              602,010          (859,432)

Income taxes                                                                (47,924)
                                                                 ------------------    ------------------  -----------------
Net income (loss)                                                $       (2,848,461)      $       602,010    $     (859,432)
                                                                 ===================   ==================     ==============

Income (loss) per common share                                   $            (1.04)            $     .28    $         (.39)
                                                                 ===================   ==================  =================


Weighted average number of
 common shares outstanding                                                2,748,288             2,185,000         2,185,000
                                                                 ==================    ==================  =================


          See accompanying notes to consolidated financial statements

               SHARED TECHNOLOGIES CELLULAR, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1995, 1994 and 1993


                            Series A
                         Preferred Stock         Common Stock
                        ------------------   ------------------------    Common
                                                                          Stock    Capital in                             Total
                                                                        Subscrip-  Excess of   Accumulated     Note    Stockholders'
                         Shares     Amount       Shares        Amount     tions    Par Value     Deficit    Receivable    Equity
                        -------   --------   -----------   ----------   ---------  ----------  -----------  ----------  ------------
Balances,
 January 1, 1993             -      $   -         67,973   $      680       $   -    $      -  $  (998,708)      $   -   $ (998,028)
Net loss                                                                                          (859,432)                (859,432)
                        -------   --------   -----------   ----------   ---------  ----------  -----------  ----------  ------------
Balances,
 December 31, 1993                                67,973          680                           (1,858,140)              (1,857,460)
Common stock
 issued for services                             207,119        2,071                  14,429                                16,500
Transfer of investment
 to parent                                                                            108,136                               108,136
Issuance of common
 stock                                         1,795,478       17,955                 (17,929)                                   26
Contribution to
 capital by parent                                                                  1,700,000                             1,700,000
Common stock
 subscription                                                   5,000                                           (5,000)
Net income                                                                                         602,010                  602,010
                        -------   --------   -----------   ----------   ---------  ----------  -----------  ----------  -----------
Balances,
 December 31, 1994                             2,070,570       20,706       5,000   1,804,636   (1,256,130)     (5,000)     569,212
Issuance of stock       300,000      3,000       950,000        9,500               6,084,633                             6,097,133
Contribution to
  capital by parent                                                                 1,184,000                             1,184,000
Issuance of common
 stock for acquisitions                          150,000        1,500                 473,500                               475,000
Repurchase of common
 stock                                           (81,381)        (814)               (374,186)                             (375,000)
Net loss                                                                                        (2,848,461)              (2,848,461)
                        -------   --------   -----------   ----------   ---------  ----------  -----------  ----------  -----------
Balances, December 31,
  1995                  300,000   $  3,000     3,089,189   $   30,892     $ 5,000  $9,172,583  $(4,104,591)   $ (5,000) $ 5,101,884
                        =======   ========   ===========   ==========   =========  ==========  ===========  ===========  ===========




          See accompanying notes to consolidated financial statements.

               SHARED TECHNOLOGIES CELLULAR, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1995, 1994 and 1993


                                                                                    1995           1994             1993
                                                                           ----------------   ------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                       $    (2,848,461)     $  602,010     $  (859,432)
   Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
     Depreciation and amortization                                               1,085,685         578,843          98,465
     Provision for doubtful accounts                                             1,248,620         307,617         228,791
     Common stock issued for services                                                               16,500
     Gain on sale of franchise                                                                    (202,033)
     Gain on sale of assets                                                       (689,480)
     Loss on discontinued affiliate                                                364,327
     Change in assets and liabilities net of effect of acquisitions:
       Accounts receivable                                                      (1,409,378)     (1,170,369)       (444,214)
       Inventories                                                                 (51,375)         (3,706)            619
       Commissions receivable                                                       13,259
       Prepaid expenses                                                           (238,867)        (68,859)        (22,651)
       Accounts payable and other current liabilities                            1,775,093       1,636,493         177,080
       Commissions payable                                                         (21,209)
       Advance billings                                                            (26,128)            772           7,325
                                                                           ---------------   -------------   -------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES                                                                       (797,914)      1,697,268        (814,017)
                                                                           ---------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisitions of businesses                                                   (1,046,993)
   Purchases of equipment                                                         (342,314)       (726,507)        (47,196)
   Payments for deposits                                                           (52,521)        (17,684)        (20,590)
   Payments for intangible assets                                                 (612,346)       (527,366)         (8,825)
   Collections on note receivable                                                   18,490
                                                                           ---------------   -------------   -------------
NET CASH USED IN INVESTING ACTIVITIES                                           (2,035,684)     (1,271,557)        (76,611)
                                                                           ---------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on capital lease obligations                                                          (175,595)         (1,500)
   Payments on note payable                                                                        (86,250)        (20,207)
   Advances from (payments to) parent                                             (265,545)        115,626         816,339
   Deferred registration costs                                                                    (182,135)
   Advances to affiliate                                                          (273,531)        (90,796)
   Issuance of common and preferred stock                                        6,279,268
   Repurchase of common stock                                                     (375,000)
                                                                           ---------------   -------------   -------------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES                                                                      5,365,192        (419,150)        794,632
                                                                           ---------------   -------------   -------------
NET INCREASE (DECREASE) IN CASH                                                  2,531,594           6,561         (95,996)
Cash, beginning of year                                                             10,233           3,672          99,668
                                                                           ---------------   -------------   -------------
Cash, end of year                                                          $     2,541,827   $      10,233   $       3,672
                                                                           ===============   =============   =============

          See accompanying notes to consolidated financial statements.

               SHARED TECHNOLOGIES CELLULAR, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  Years Ended December 31, 1995, 1994 AND 1993



                                                                                    1995            1994           1993
                                                                           ---------------   -------------   -------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
     Interest                                                              $        75,620   $      65,372   $       2,716
                                                                           ===============   =============   =============

     Income taxes                                                          $        47,924   $        -      $        -
                                                                           ===============   =============   =============


SUPPLEMENTAL SCHEDULES OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:

     Acquisition of net assets of certain businesses
      through the issuance of debt to parent                               $          -      $        -      $   2,068,856
                                                                           ===============   =============   =============

     Cost of intangible assets included in accounts
      payable                                                              $       203,074   $     202,985   $        -
                                                                           ===============   =============   =============

     Capital lease obligations incurred for
      leases for new equipment                                             $          -      $        -      $     232,917
                                                                           ===============   =============   =============

     Transfer of investment to parent                                      $          -      $     108,136   $        -
                                                                           ===============   =============   =============

     Contribution to capital in excess of par value
      of due to parent                                                     $     1,184,000   $   1,700,000   $        -
                                                                           ===============   =============   =============

     Note received for sale of franchise                                   $          -      $     202,033
                                                                           ===============   =============

     Note received for sale of assets                                      $     1,077,856
                                                                           ===============

     Issuance of common stock for acquisitions                             $       475,000
                                                                           ===============

     Note payable incurred for acquisition of assets                       $     2,000,000
                                                                           ===============



          See accompanying notes to consolidated financial statements.

               SHARED TECHNOLOGIES CELLULAR, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -       BUSINESS AND ORGANIZATION

               Shared Technologies Cellular, Inc. (STC) together with its subsidiaries (collectively the "Company") is a nationwide provider of short-term cellular telephone services, activation services and debit telephone services in the United States.

               The Company's operations are subject to regulation by the Federal Communications Commission (FCC), which has preempted the regulatory jurisdiction of state agencies, although certain states in which the Company operates have petitioned the FCC for continued jurisdiction over cellular communications.

NOTE 2 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

               Principles of Consolidation

               The consolidated financial statements include the accounts of STC and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

               Cash

               The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash.

               Revenue Recognition

               Revenues are recognized as services are performed. Initial franchise fee revenue will be recognized once all material services or conditions relating to the sale of a franchise have been substantially performed.

               Fair Value of Financial Instruments

               The fair value of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards No. 107 approximate the carrying amounts presented in the balance sheets.

               Inventories

               Inventories consisting of telecommunications equipment and parts expected to be sold to customers, are valued at the lower of cost, on the first-in, first-out method (FIFO), or market.

NOTE 2 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

               Carrier Commissions Receivable

               Carrier commissions receivable are due from cellular carriers for commissions on new cellular telephone line activations. The commissions are earned only after the cellular telephone user has remained on the cellular telephone network for a specified period of time (vesting period). The Company records a provision for unearned income equal to 9% of the gross carrier commissions receivable for cancellations of cellular service by the user, prior to the end of the aforementioned vesting period.

               Telecommunications and Office Equipment

               Telecommunications and office equipment are stated at cost. The Company records depreciation on the straight line method over the estimated useful lives of the assets as follows:

                    Telecommunications equipment                 2-5 years
                    Office equipment                             3-5 years

               Intangible Assets

               Goodwill represents the excess of cost over the net assets of acquired businesses and is amortized over periods ranging from 15 years to 20 years from the respective acquisition dates. The Company monitors the profitability of the acquired operations to assess whether any impairment of recorded goodwill has occurred.

               Franchise costs relate to costs associated with the start-up of a franchised short-term cellular telephone rental operation. These costs are amortized over a 5 years.

               Deferred start-up costs relate to costs associated with the opening of new cellular telephone rental locations throughout the United States. These costs are amortized on a straight-line basis over 15 months.

               The   covenant   not  to  compete  is  being   amortized  on  the
               straight-line basis over the life of the agreement, approximately six years.

               Capitalized Software Development Costs

               Capitalized software development costs, including significant product enhancements incurred subsequent to establishing technological feasibility in the process of software production are capitalized according to Statement of Financial Accounting Standards No. 86. Costs incurred prior to the establishment of technological feasibility are charged to research, product development, and support expenses.

NOTE 2 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

               Income Taxes

               The Company filed its federal income tax returns on a consolidated basis with its parent through April 1995, the date of its initial public offering ("IPO"). Subsequent to April 1995, the Company's income tax returns will be filed on a separate return basis.

               The Company complies with Statement of Financial Accounting Standards No. 109 (SFAS No.109), "Accounting for Income Taxes", which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized. The adoption of SFAS No. 109 had no material impact on the Company's financial statements since the Company fully reserved the tax benefits flowing from its operating losses.

               Impairment on Long-Lived Assets

               In March 1995, Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was issued. The Company will adopt SFAS No. 121 in the first quarter of 1996. The impact on the Company's financial position and results of operations is not expected to be material.

               Income (Loss) Per Common Share

               Income (loss) per share of common stock is based upon the weighted average number of shares outstanding after giving effect to the stock splits referred to in Note 9. The weighted average for all periods prior to the IPO include shares issued within the twelve month period of the IPO, including those issued through the subscription agreement (Note 9) and those issued through the Company's Stock Option Plan, at a price less than the public offering price.

               Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 -       Acquisitions:

               In October 1993, the Company commenced management of, and subsequently acquired certain assets and assumed certain liabilities of, Road and Show Cellular East, Inc. (East), a short-term portable cellular telephone service provider. The purchase price was $750,245, of which $209,245 was paid in cash by its parent, Shared Technologies Fairchild Inc. (STFI) (formerly Shared Technologies Inc.). The Company recorded a liability due to its parent for the cash payment and the balance of $541,000, resulting from the obligation of STFI to issue 108,200 ($5.00 per share) shares of its common stock to the seller. In 1995, STFI issued 121,403 shares, which was adjusted to give effect to the change in market price of the STFI stock on the date of issuance.

               In December 1993, the Company completed the acquisitions of certain assets and assumed certain liabilities of both Road and Show South, Ltd. (South) and Road and Show Pennsylvania, Inc. (Pennsylvania), short-term portable cellular telephone service providers. The purchase prices for South and Pennsylvania were $1,261,611 and $57,000, respectively, of which $46,111 and
               $7,000, respectively, was paid in cash by STFI. The Company recorded an aggregate liability of $1,265,500 due to its parent, which represented the balance of the purchase prices resulting from the obligation of STFI to issue an aggregate of 286,499 shares (at $5.00 and $3.64 per share, respectively) of its common stock. STFI became obligated to issue additional shares to South since the market price of STFI common stock dropped below specified levels. However, the Company did not incur any additional liability to STFI. The shares in connection with the South acquisition have been issued, however, only approximately 197,000 shares of STFI's common stock have been delivered. The balance of the shares will be delivered pending the outcome of certain claims against, and by, the former owners of South (Note
               14).

               In May 1995, the Company commenced management of, and subsequently acquired the outstanding capital stock of, Cellular Hotline, Inc. (Hotline), a cellular telephone activation service provider. The purchase price was $617,000 comprised of $367,000 in cash, the assumption of $150,000 of certain indebtedness and the balance through the issuance of 50,000 shares of the Company's common stock (Shares) valued at $5.00 per share. The former Hotline stockholders had the right to require the Company to repurchase from them all or a portion of the Shares for $5.00 per share. In September 1995, the former Hotline stockholders exercised their put option and the Company purchased all the Shares and subsequently retired those Shares. In connection with the acquisition, the Company issued the former Hotline stockholders a three year option to purchase an aggregate of 50,000 shares of the Company's common stock at a price of $7.50 per share. In addition, the agreement provides for additional payments based upon attaining certain levels of activation revenues, as defined, over a one year period.

               In November 1995, STC completed its acquisition of substantially all of the assets of PTC Cellular, Inc. (PTCC). The purchase price was $3,800,000, comprised of $300,000 in cash, the assumption of $1,200,000 of accounts payable, a promissory note of $2,000,000 and the issuance of 100,000 shares of the Company's common stock. The agreement provides for a maximum of $2,500,000 of royalty payments, computed at 3% of quarterly revenues generated from certain of the acquired assets. Also, STC has committed to PTCC to obtain financing in the amount of $7,000,000 within six months of the acquisition date.

               These acquisitions were accounted for as purchases, and the purchase prices were allocated on the basis of the relative fair market values of the net assets acquired and net liabilities assumed, as follows:

                                                                                              Hotline            PTCC
                                                                                              ----------    -------------

                     Cash                                                                   $     19,462   $         -
                     Accounts receivable                                                          13,000
                     Commissions receivable, net                                                 465,869
                     Prepaid expenses and other current assets                                    70,431           61,910
                     Equipment                                                                    50,000        1,806,480
                     Intangibles                                                                                  520,000
                     Accounts payable and other current liabilities                             (238,206)
                     Commissions payable                                                        (473,820)
                                                                                            ------------

                                                                                            $    (93,264)  $    2,388,390
                                                                                            ============   ==============

               The  following   unaudited  pro  forma  combined   statements  of
               operations for 1995 and 1994 give effect to the acquisitions of Hotline and PTCC, as if they had occurred on January 1, 1994.

                                                                                                  1995              1994
                                                                                          --------------   ---------------

                     Revenues                                                             $   21,329,344   $    25,092,877
                     Cost of revenues                                                         15,793,816        17,746,810
                                                                                          --------------   ---------------
                     Gross margin                                                              5,535,528         7,346,067
                     Selling, general and administrative expenses                              9,910,680        10,408,185
                                                                                          --------------   ---------------
                     Loss from operations                                                     (4,375,152)       (3,062,118)
                     Interest expense, net                                                      (343,955)         (199,934)
                     Other income                                                                325,149
                                                                                          --------------   ---------------
                     Net loss before income taxes                                             (4,393,958)       (3,262,052)
                     Income taxes                                                                (47,924)
                                                                                          ---------------  ---------------
                     Net loss                                                             $   (4,441,882)  $    (3,262,052)
                                                                                          ==============   ===============

                     Loss per common share                                                $        (1.56)          $ (1.40)
                                                                                          ===============  ===============

                     Weighted average number of
                       common shares outstanding                                               2,847,948         2,335,000
                                                                                          ===============  ===============

NOTE 4 -       TELECOMMUNICATIONS AND OFFICE EQUIPMENT:

               Telecommunications and office equipment consist of the following at December 31, 1995 and 1994:

                                                                                                  1995              1994
                                                                                          --------------   ---------------

                     Telecommunications equipment                                         $    2,611,128   $     1,167,103
                     Office equipment                                                            503,126           248,357
                                                                                          --------------   ---------------
                                                                                               3,114,254         1,415,460
                     Accumulated depreciation                                                    956,569           419,551
                                                                                          --------------   ---------------
                                                                                          $    2,157,685   $       995,909
                                                                                          ==============   ===============


               Depreciation for the years ended December 31, 1995, 1994 and 1993 was $537,018, $327,543 and $76,872, respectively.

NOTE 5 -       INTANGIBLE ASSETS:

               Intangible assets consist of the following at December 31, 1995 and 1994:

                                                                                                  1995             1994
                                                                                          --------------   ---------------

                     Goodwill                                                             $    5,023,920   $     2,204,350
                     Franchise costs                                                              75,573            75,573
                     Deferred start-up costs                                                     617,500           390,000
                     Covenant not to compete                                                     142,373            22,373
                     Rental car agreement                                                        520,000
                     Capitalized software development costs                                      594,579
                                                                                          --------------   ---------------
                                                                                               6,973,945         2,692,296
                     Accumulated amortization                                                    844,844           296,177
                                                                                          --------------   ---------------
                                                                                          $    6,129,101   $     2,396,119
                                                                                          ==============   ===============

               Amortization for the years ended December 31, 1995, 1994 and 1993 was $548,667, $258,805 and $28,473, respectively.

NOTE 6 -       NOTE RECEIVABLE:

               The note receivable (face amount of $250,000) resulted from the sale of a franchise and is due in monthly installments of $5,000 through April 1, 1999. In discounting the note to $202,033, interest has been imputed at 10% per annum.

NOTE 7 -       ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES:

               Accounts payable and other current liabilities consist of the following at December 31, 1995 and 1994:

                                                                                                    1995           1994
                                                                                             -------------  --------------

                     Trade                                                                   $   4,465,198   $   1,521,514
                     Sales and other taxes                                                         668,610         547,870
                     Payroll and payroll taxes                                                     110,290          77,072
                     Other                                                                         594,620         275,889
                                                                                             -------------   -------------

                                                                                             $   5,838,718   $   2,422,345
                                                                                             =============   =============

NOTE 8 -       NOTE PAYABLE:

               The promissory note bears interest at 8% per annum and is payable in semi-annual principal installments of $200,000 through November 2000. The note is collateralized by substantially all of the assets acquired from PTCC.

NOTE 9 -       STOCKHOLDERS' EQUITY:

               On January 1, 1994, the Company issued an aggregate of 175,737 shares of its common stock to certain officers and a consultant. The value ascribed to these shares, $14,000 ($.08 per share), has been included in general and administrative expenses for the year ended December 31, 1994.

               On January 1, 1994, the Company transferred its 65% ownership in Safecall to STFI. In connection with this transaction, $108,136 was recorded in 1994 as capital in excess of par value.

               In January 1994, the Company entered into a stock subscription agreement to issue 62,763 shares of its common stock for $5,000 ($.08 per share).

               In September 1994, the Board of Directors approved a resolution to effect a stock split of 1,083 shares for 1. In addition, during December 1994, the Board of Directors adopted a resolution to effect a reverse stock split of 1 share for 1.0622 shares. Accordingly, all number of shares and per share data have been restated to reflect these stock splits.

               During October 1994, the Company's certificate of incorporation was amended whereby the authorized number of shares of the Company's common stock was increased to 10,000,000 and the Company was authorized to issue 5,000,000 shares of preferred stock at $.01 par value, issuable from time to time in one or more series with such rights, preferences, privileges and restrictions as determined by the directors.

               On March 23, 1995, the Board of Directors adopted a resolution to effect a reverse stock split of two for three. Accordingly, all number of shares and per share data have been restated to reflect this stock split.

               In April 1995, the Company completed its initial public offering of 950,000 shares of its common stock at $5.25 per share.

               In connection with a consulting agreement, the Company issued warrants to purchase 95,000 shares of its common stock at an exercise price of $6.00 per share, subject to certain anti-dilutive provisions.

               In May 1995, the Company purchased 31,381 shares of its common stock for $125,000 from a consultant and subsequently retired these shares.

               In December 1995, the Company sold 300,000 shares of Series A Convertible Preferred Stock at $10 per share through a private placement. Each preferred stockholder is entitled to receive dividends equal to 10% per annum for the first twelve month period, which is payable in additional shares of Series A Preferred Stock. Thereafter, at the Company's option, dividends are payable at 6% per annum in cash or 10% per annum if paid with additional shares of Series A Preferred Stock. The shares are currently convertible into a maximum of 1,200,000 shares of the Company's common stock, subject to certain adjustments. Series A Preferred Stock has voting rights equivalent to common stock, in an amount equal to the current conversion rate. The Company has the right to require the conversion of the Series A Preferred Stock into the common stock, at any time after one year, provided that the Company maintains a certain market value of its common stock, as defined. In addition, the Company paid an advisory fee of $300,000 and issued warrants to purchase 150,000 shares of its common stock, at an exercise price of $2.50, to a firm, one of whose principals is a director of the Company.

               As of December 31, 1995, the Company was approximately 59% owned by STFI. Subsequent to the issuance of Series A Preferred Stock, STFI's voting control of the Company decreased to approximately 43%.

NOTE 10 -      STOCK OPTION PLANS:

               The Board of Directors adopted, and the Company's stockholders approved, a stock option plan (the Plan) pursuant to which 274,797 shares of the Company's common stock were reserved for issuance upon the exercise of options granted to officers, employees, consultants and directors of the Company. Options issued under the Plan are non-qualified stock options (NSO's) and the Board of Directors (Committee) may grant NSO's at an exercise price which is not less than the fair market value on the date such options are granted. The Plan further provides that the maximum period in which stock options may be exercised will be determined by the Committee, except that they may not be exercisable after ten years from the date of grant. The activity in the Plan was as follows:

                                                                                              Exercise Price Per Share
                                                                                              ------------------------
                                                                                  Number of                  Weighted
                                                                                   Options     Range          Average
                                                                              -------------  -------------  ----------

                     Granted in 1994                                                171,048     $     3.68      $ 3.68
                                                                              -------------  -------------  ----------

                     Balance outstanding December 31, 1994                          171,048           3.68        3.68
                       Granted                                                       91,000      2.38-3.68        3.12
                       Expired                                                      (34,715)          3.68        3.68
                                                                              -------------  -------------  ----------

                     Balance outstanding December 31, 1995                          227,333   $  2.38-3.68      $ 3.45
                                                                              =============  =============  ==========

               At December 31, 1995, options to purchase 82,111 shares of common stock were exercisable.

               The Board of Directors adopted, and the stockholders approved, the Company's 1994 Director Option Plan (the Director Plan) pursuant to which 33,333 shares of the Company's common stock are reserved for issuance upon the exercise of options to be granted to non-employee directors of the Company. Under the Director Plan, an eligible director will, after having served as a director for one year, automatically receive nonstatutory options to annually purchase 2,000 shares of the Company's common stock at an exercise price equal to the fair market value of such shares at the time of grant. Each such option is immediately exercisable for ten years from the date of grant, but generally may not be exercised more than 90 days after the date an optionee ceases to serve as a director of the Company. At December 31, 1995, options to purchase 4,000 shares of the Company's common stock at a price of $3.125 per share were outstanding.

NOTE 11 -      RELATED PARTY TRANSACTIONS:

               STFI has provided the Company with various general and administrative services. Charges for these services by STFI approximated $nil, $55,000, and $291,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Subsequent to 1993, the Company provided more of its own direct general and administrative services, thereby reducing the services previously provided by STFI.

               The Company entered into a one year agreement, effective January 1, 1996, whereby the Company will pay a fee of $25,000 per month for certain services to be performed by STFI. Per the agreement, the fee will not (i) be payable in any month in which there is a pre-tax loss, (ii) exceed pre-tax profit (prior to the fee, in any month), or (iii) exceed $200,000. In addition, STFI agrees to provide telecommunications services, as may be requested by the Company, including local access and long distance service, at a price not to exceed STFI's cost for such services plus twenty percent. This agreement is cancelable by the Company on thirty days notice to STFI.

               Amounts due to parent are due on demand, are unsecured and non-interest bearing.

NOTE 12 -      INCOME TAXES:

               A reconciliation of income tax expense (credit), to the federal statutory rate follows:

                                                                                               Years Ended December 31,
                                                                                               ------------------------

                                                                                           1995         1994          1993
                                                                                      -----------  -----------  ----------
                     Income tax expense (credit) on reported pretax
                      income (loss) at federal statutory rate                               (34.0)%       34.0 %       (34.0)%
                     State income tax, net of federal benefit                                (1.7)         5.3          (5.3)
                     Net operating loss carryforward (utilized)                              34.0        (39.3)         39.3
                                                                                      ------------ ------------ ------------

                     Income taxes                                                             1.7 %         -0-%          -0-%
                                                                                      ============  ===========  ============

               In accordance with the tax sharing arrangement it had with STFI in effect through April 1995, the Company utilized net operating loss carryforwards generated in prior years.

               At December 31, 1995, 1994 and 1993, the Company recorded deferred tax assets of approximately $1,104,000, $110,000 and $180,000, respectively, and valuation allowances in the same amounts.

               SFAS No. 109 requires that the Company record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax asset will not be realized". The ultimate realization of this deferred tax asset depends on the ability to generate sufficient taxable income in the future.

               The net deferred tax asset includes deferred tax assets and liabilities as of December 31, 1995 and 1994 as follows:

                                                                                                   1995             1994
                                                                                          ---------------   --------------

                     Deferred tax asset                                                   $     1,214,000   $      111,000
                     Deferred tax liability                                                      (110,000)          (1,000)
                     Valuation allowances for deferred tax asset                               (1,104,000)        (110,000)
                                                                                          ---------------   --------------

                     Net deferred tax asset                                               $          -      $         -
                                                                                          ===============   ==============

               The components of deferred income tax assets (liabilities) as of December 31, 1995 and 1994 are as follows:

                                                                                                  1995              1994
                                                                                          ---------------   --------------

                     Net operating loss carryforward                                      $       945,000   $         -
                     Depreciation                                                                 (97,000)          (1,000)
                     Allowance for doubtful accounts                                              269,000           95,000
                     Intangible assets                                                            (13,000)          16,000
                                                                                          ---------------   --------------
                                                                                                1,104,000          110,000
                     Valuation allowance for deferred tax asset                                (1,104,000)        (110,000)
                                                                                          ---------------   --------------

                                                                                          $         -       $         -
                                                                                          ===============   ==============


               At December 31, 1995, the Company has a federal net operating loss carryforward of approximately $2,405,000, which can be utilized against future taxable income and expires in the year 2010. Net operating losses available for state income tax purposes are less than those for federal purposes and generally expire earlier.

NOTE 13 -      SAVINGS AND RETIREMENT PLAN:

               The Company  participates  in a savings and retirement  plan (the
               Plan) maintained by STFI, which covers substantially all eligible employees. Participants in the Plan may elect to make contributions up to a maximum of 20% of their compensation. For each participant, the Company will make a matching contribution of one-half of the participant's contributions, up to 5% of the participant's compensation. Matching contributions may be made in the form of STFI's common stock and are vested at the rate of 33% per year. For the years ended December 31, 1995, 1994 and 1993, the Company's matching contributions were approximately $24,900, $17,500 and $5,100, respectively.

NOTE 14 -      COMMITMENTS AND CONTINGENCIES:

               In connection with the acquisition of East, the Company entered into a three year consulting agreement with the former owner, providing that during the first two years of the agreement the former owner is to be paid an annual consulting fee equal to 3% of total cellular telephone rental revenues in excess of $4,000,000. In addition, an annual bonus of $100,000 is payable if total cellular telephone rental revenues exceed $5,000,000 per annum. The former owner may not engage in any business competing with the Company, within a certain geographical area. Fees for the years ended December 31, 1995 and 1994 were approximately $158,000 and $188,000, respectively.

               The Company leases office facilities, which expire in various years through December 1999. Future minimum aggregate annual rental payments as of December 31, 1995 are as follows:

                     Year Ending December 31:
                             1996                            $       214,000
                             1997                                    150,000
                             1998                                    121,000
                             1999                                     97,000

               Rent expense for the years ended December 31, 1995, 1994 and 1993 was approximately $256,000, $155,000 and $24,000, respectively.

               On January 27, 1995, South commenced an action against the Company alleging, among other things, that the Company's failure to deliver to South the STFI common stock under the asset purchase agreement constituted a breach of contract and fraud. South is seeking unspecified actual and punitive damages of not less than $10 million. The Company sought a stay of this action. The parties have agreed to attempt to settle through mediation or arbitration. Management believes that in the event such claims are resolved against the Company, they would not, in the aggregate, have a material adverse effect on financial condition, results of operations or cash flows.

               The Company entered into a two year consulting agreement, expiring December 31, 1998, providing for annual compensation of $180,000. In addition, the agreement provides for additional payments based upon attainment of certain levels of revenues, as defined. During the term of the agreement and for two years thereafter, the consultant may not compete with the Company in the business of renting cellular telephones anywhere in the United States, Mexico and Canada.

               In connection with the Hotline acquisition, the Company entered into employment agreements, effective June 20, 1995, with two former Hotline stockholders. The agreements expire in June 1997, and provide for annual compensation of $165,000. The former Hotline stockholders may not compete with the Company in certain businesses, as defined, anywhere in the United States.

NOTE 15 -      DEPENDENCE UPON KEY RELATIONSHIPS MAJOR CUSTOMERS:

               Approximately 25%, 29% and 27% of the Company's revenues for the years ended December 31, 1995, 1994 and 1993, respectively, were attributable to cellular telephone rentals made to customers of two national car rental companies. The agreements with these companies are terminable on 120 days and 90 days notice, respectively. The termination of either of these agreements would have a material adverse effect on the Company. In addition, for the year ended December 31, 1994, the Company received approximately 18% of its revenues from one special event.

NOTE 16 -      GAIN ON SALE OF ASSETS:

               On December 26, 1995, the Company sold its cellular mobile telephone customer base of its resale business and substantially all of the related accounts receivable. The Company realized a gain of approximately $689,000.

NOTE 17 -      LOSS ON DISCONTINUED AFFILIATE:

               During 1995, the Company's affiliate, Safecall, Inc., ceased its operations. Amounts previously advanced to this affiliate were written off.

NOTE 18-       SUBSEQUENT EVENTS:

               In February 1996, the Company issued a letter of intent to acquire substantially all of the assets of its only franchisee, for approximately $3,400,000. The purchase price will be paid in cash, issuance of debt and issuance of shares of the Company's common stock.

                                                                   SCHEDULE VIII
               SHARED TECHNOLOGIES CELLULAR, INC. AND SUBSIDIARIES

                        VALUATION AND QUALIFYING ACCOUNTS
                     Years Ended December 31, 1995, 1994 AND 1993


                                               Balance at       Charged to        Charged                     Balance
                                                Beginning        Cost and         to Other                     at End
       Description                               of Year         Expenses         Accounts  Deductions (1)     of Year
       -----------                           ------------    -------------    ------------  -----------      ---------
December 31, 1993:
  Allowance for doubtful
   accounts and discounts                          13,928          228,791                     198,182          44,537


December 31, 1994:
  Allowance for doubtful
   accounts and discounts                          44,537          307,617                     109,474         242,680

December 31, 1995:
  Allowance for doubtful
   accounts and discounts                         242,680        1,248,620                     806,425         684,875





(1) Represents write off of uncollectible accounts, net of recoveries.



                                       S-1